Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

July 29, 2022

Trevena, Inc.

955 Chesterbrook Boulevard, Suite 110

Chesterbrook, Pennsylvania 19087

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration No. 333-251006), as amended or supplemented to date and including the documents incorporated by reference therein (the “Registration Statement”), filed by Trevena, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) and declared effective on December 4, 2020, for the registration of, among other things, shares of Common Stock, par value $0.001 per share, of the Company (“Common Stock”), which may be issued as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”). We are rendering this supplemental opinion in connection with the prospectus supplement, dated July 29, 2022 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), relating to the offering by the Company of (i) 1,800 shares of the Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), (ii) 200 shares of the Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”) of the Company, (iii) warrants (the “Warrants”) to purchase 8,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company, (iv) the shares of Common Stock issuable from time to time upon conversion of the Preferred Stock (the “Conversion Shares”), and (v) the shares of Common Stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares”, and together with the Preferred Stock, the Warrants and the Conversion Shares, the “Securities”), of the Company pursuant to the terms of the Securities Purchase Agreement, dated July 28, 2022 (the “Purchase Agreement”) by and among the Company and the investor[s] named therein (such transaction is referred to herein as the “Transaction). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have acted as your counsel in connection with the issue and sale by the Company of the Securities. We are familiar with the proceedings taken by the Board of Directors of the Company (the “Board of Directors”) and the Pricing Committee duly appointed by the Board of Directors of the Company (the “Pricing Committee”) in connection with the authorization, issuance and sale of the Securities. We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to the Registration Statement, the prospectus included in the Registration Statement, the Prospectus, the Purchase Agreement, the Warrants, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Amended and Restated Bylaws, certain resolutions of the Board of Directors and the Pricing Committee, corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that any certificates representing the Securities will be duly executed and delivered and that the Securities will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Trevena, Inc. July 29, 2022 Page 2

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.            Following (i) execution and delivery by the Company of the Purchase Agreement, (ii) the filing of the Certificates of Designations (the “Certificates”) with the Secretary of State of the State of Delaware establishing the Series A Preferred Stock and Series B Preferred Stock, (iii) issuance of the Securities pursuant to the terms of the Purchase Agreement and the due registration on the books of the transfer agent and registrar therefor, and (iv) receipt by the Company of the consideration for the Preferred Stock (not less than par value) in the circumstances contemplated by the Purchase Agreement, the Preferred Stock will be validly issued, fully paid, and nonassessable;

2.            When the Warrants shall have been duly registered on the records maintained by the Company and have been issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.            When the Warrant Shares initially issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

4.            When the Conversion Shares initially issuable upon conversion of the Preferred Stock shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holders of the Preferred Stock in the circumstances contemplated by the Certificates, the Conversion Shares will be validly issued, fully paid and nonassessable.

Trevena, Inc. July 29, 2022 Page 3

Our opinion in numbered paragraph 2 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) we express no opinion as to (a) any provision for liquidated damages, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) proxies, powers and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

TROUTMAN PEPPER HAMILTON SANDERS LLP